                                                                   Exhibit 99.1

Stocker & Yale, Inc. -- Press Release
32 Hampshire Road, Salem, New Hampshire 03079
For additional information contact: Mark W. Blodgett or Gary B. Godin at
(603) 893-8778


                 STOCKER & YALE ANNOUNCES FOURTH QUARTER PROFIT

Salem, New Hampshire -- March 18, 1999, Stocker & Yale today announced that it recorded a net profit of $56,388 or $0.02 share on revenues of $3,526,883 for the three month period ended December 31, 1998 as compared to a net loss of $251,299 or ($0.10) per share on revenues of $2,934,501 for the same quarter of 1997. Revenue for the quarter ended December 31, 1998 increased by 20.2% or $592,382 over the comparable quarter in 1997 mostly due to the acquisition of Lasiris in May, 1998. For the year ended December 31, 1998 the Company recorded a net loss of $10,005,896 or ($3.25) per share on revenues of $12,585,322 as compared to a net loss of $726,860 or ($0.28) per share on net revenues of $11,162,026 in 1997. Revenue for the fiscal year 1998 increased 12.8% or $1,423,296 over the previous fiscal year. The significant loss is due primarily to a write-down of the Company's 1989 Goodwill and a one-time charge of $1,087,914 relating to in-process research and development acquired with the Company's purchase of Lasiris.

"Although our year has been negatively impacted by the $8.4 million in non-cash charges recorded in the second quarter, we are encouraged by the fourth quarter's positive results. I believe that the fourth quarter will mark our turning point in establishing a positive trend as we benefit from our lighting sales momentum and cost reduction," said Mark W. Blodgett, Stocker
& Yale's Chairman and Chief Executive Officer.

Stocker & Yale, Inc. is a diversified manufacturer of inspection lighting products, including fiber optic, fluorescent and laser, measurement equipment and machine tool accessories. The Company's Common Stock is traded on the Nasdaq SmallCap Market under the trading symbol STKR.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 relating to, among things, the Company's future operating results and sales trends. Reliance should not be placed on forward looking statements because they involve known and unknown risks, uncertainties and other factors which are in some cases beyond the control of Stocker & Yale and may cause the actual results performance or achievements of the Company to differ materially from anticipated future results, performance or achievements expressed or implied by such forward looking statements.


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                        CONSOLIDATED STATEMENTS OF OPERATIONS


                                          THREE MONTHS ENDED               TWELVE MONTHS ENDED
                                    -------------------------------------------------------------
                                             December 31,                        December 31,
                                        1998             1997             1998            1997
Net Sales                           $ 3,526,883      $ 2,934,501     $ 12,585,322    $ 11,162,026
Cost of Goods Sold                    1,649,075        1,759,406        7,440,743       6,898,970
                                    -------------------------------------------------------------
Gross Profit                          1,877,808        1,175,095        5,144,579       4,263,056
Operating Costs                       1,854,452        1,430,274        6,178,734       4,906,579
Write-down of Goodwill                   48,000                0        7,413,662               0
Acquired In-Process R&D                       0                0        1,087,914               0
                                    -------------------------------------------------------------
Operating Profit (Loss)                 (24,644)        (255,179)      (9,535,731)       (643,523)
Interest Expenses                       173,225          176,120          601,031         388,337
                                    -------------------------------------------------------------
Pretax Loss                            (197,869)        (371,299)     (10,136,762)     (1,031,860)
Tax Benefit                            (254,257)        (120,000)        (130,866)       (305,000)
                                    -------------------------------------------------------------
Net Income (Loss)                   $    56,388      $  (251,299)    $(10,005,896)    $  (726,860)

Earnings (Loss) per Share           $      0.02      $     (0.10)    $      (3.25)    $     (0.28)

Weighted Average Shares               3,371,191        2,567,894        3,078,674       2,567,894


                        CONSOLIDATED CONDENSED BALANCE SHEETS


                                          December 31, 1998          December 31, 1997
Current Assets                               $  9,189,716               $  7,587,925
Total Assets                                 $ 18,980,787               $ 20,990,751

Current Liabilities                          $  5,087,157               $  2,933,709
Total Liabilities                            $ 14,293,787               $  9,758,534
Stockholders Equity                          $  4,687,000               $ 11,232,217



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